Exhibit 23.1

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We consent to the incorporation by reference in the registration statements of Sky Harbour Group Corporation on Form S-8 (No. 333-264999) and on Form S-3 (Nos. 333-264998, 333-284529, 333-278275 and 333-278274) of our report dated March 19, 2026, on our audits of the financial statements of Sky Harbour Group Corporation as of December 31, 2025 and 2024, and for each of the years then ended, which report is included in this Annual Report on Form 10-K to be filed on or about March 19, 2026.

/s/ EisnerAmper LLP

EISNERAMPER LLP

Iselin, New Jersey

March 19, 2026